UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 18, 2012

KBS REAL ESTATE INVESTMENT TRUST III, INC.
(Exact name of registrant specified in its charter)

Maryland	000-54687	27-1627696
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

620 Newport Center Drive, Suite 1300
Newport Beach, California 92660
(Address of principal executive offices)

Registrant's telephone number, including area code: (949) 417-6500

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT
Purchase and Sale Agreement for the Tower on Lake Carolyn
KBS Real Estate Investment Trust III, Inc. (the “Company”), through an indirect wholly owned subsidiary (the “Buyer”), has entered into a purchase and sale agreement to acquire an office building containing 364,366 rentable square feet located on approximately 3.5 acres of land in Irving, Texas (the “Tower on Lake Carolyn”). On December 5, 2012, the Company’s external advisor, KBS Capital Advisors LLC (the “Advisor”), entered into a purchase and sale agreement with SP III 909 Lake Carolyn Parkway, L.P. (the “Seller”) to purchase the Tower on Lake Carolyn. The Seller is not affiliated with the Company or the Advisor. On December 18, 2012, the Advisor assigned this purchase and sale agreement to the Buyer for $0.5 million, which is the amount of the first deposit under the purchase and sale agreement. Subsequent to the assignment, the Company made an additional deposit of $1.0 million under the purchase and sale agreement.
Pursuant to the purchase and sale agreement, the Company would be obligated to purchase the property only after satisfactory completion of agreed upon closing conditions.
The contractual purchase price of the Tower on Lake Carolyn is approximately $46.3 million plus closing costs. The Company intends to fund the purchase of the Tower on Lake Carolyn with proceeds from its ongoing initial public offering and proceeds available under existing credit facilities.
The Tower on Lake Carolyn was built in 1988 and renovated in 2007. As of December 1, 2012, the Tower at Lake Carolyn was 83% leased to 42 tenants.  The current aggregate annual effective base rent, which is calculated as the annualized contractual base rental income (net of rental abatements), for the tenants of the Tower on Lake Carolyn is approximately $5.4 million. The current weighted-average remaining lease term for the tenants is approximately 4.4 years.  The current weighted-average rental rate over the remaining lease term is $21.55 per square foot.
There can be no assurance that the Company will complete the acquisition. In some circumstances, if the Company fails to complete the acquisition, it may forfeit up to $1.5 million of earnest money.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KBS REAL ESTATE INVESTMENT TRUST III, INC.

Dated: December 21, 2012	BY:	/s/ David E. Snyder
David E. Snyder
Chief Financial Officer